EXHIBIT 99.1

Teleflex Incorporated
Notice of Blackout Trading Restriction
September 14, 2004

As we have previously advised employees of Teleflex Incorporated (the “Company”), this notice is to inform you that the Teleflex Incorporated 401(k) Savings Plan (“Plan”) will be changing its trustee and recordkeeper from PNC Bank N.A. to The Vanguard Group, Inc. As a result of this change, all Plan participants will be unable to buy or sell, or otherwise acquire, transfer or dispose of shares of Teleflex Incorporated common stock (“Company Stock”) held in their individual Plan accounts for a period of more than three consecutive business days.

In addition, during this period, known as a “blackout period,” as an officer or director of the Company, you are prohibited from directly or indirectly buying, selling or otherwise acquiring, transferring or disposing of (“trading”) any shares of Company Stock (or any derivative of Company Stock such as an option, stock appreciation right or phantom stock unit) that you have acquired outside of the Plan in connection with your service or employment as a director or executive officer of the Company. Company Stock (and any derivative of Company Stock) subject to this “blackout trading restriction” includes not only stock-based compensation received while you are a director or executive officer of the Company, such as options, phantom units or restricted stock, but also stock or stock derivatives that you have received or acquired (1) while a director or executive officer as a result of transactions or business relationships with the Company or any of its subsidiaries that are reportable on the Company’s proxy statement, (2) while a director or executive officer to satisfy mandatory stock ownership requirements applicable to Company directors and executive officers, (3) as an inducement to service with the Company before you actually become a director or executive officer, and (4) pursuant to a merger or other business combination where you received Company Stock in exchange for stock that you previously acquired in connection with service as a director or executive officer with another company. If you trade Company Stock (or a Company Stock derivative) that was not acquired in one of the above-described ways during the blackout period, it will be treated as a prohibited trade unless you specifically identify the source of the stock/derivative and show that it was not acquired in connection with your service as a director or executive officer of the Company.

The blackout trading restriction does not extend to all trades in Company Stock. For example, trades that are the result of events outside of your control (e.g., a disposition required by law or court order, an acquisition or disposition by will or gift, or an increase in shares held due to a stock split or stock dividend) are exempt from the restriction, regardless of whether they involve Company Stock (or Company Stock derivatives) that were originally acquired in connection with your service as a director or executive officer of the Company. However, any trade in Company Stock (or Company Stock derivatives) that is initiated by you during the blackout period will be presumed to be prohibited unless you prove that the stock or stock derivative was not acquired in connection with your service with the Company as a director or executive officer.

A violation of the blackout trading restriction may result in an enforcement action against you by the Securities and Exchange Commission. In addition, any profit realized from a prohibited trade will be recoverable by the Company.

The blackout period is expected to begin on September 23, 2004 and expected to end on October 21, 2004.

Please bear in mind that in addition to the restrictions described in this notice, your ability to trade in Company Stock or derivatives is also limited by the Company’s Insider Trading Policy.

If you have any questions concerning this notice, you should contact Terry Moulder at the following address and telephone number:

Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468
(610) 948-5100